Exhibit 99.1

Revlon Announces Completion of Rights Offering; Offering Fully Subscribed by the Public

    NEW YORK--(BUSINESS WIRE)--March 23, 2006--Revlon, Inc. (NYSE:
REV) today announced the completion of the $110 million rights offering that the Company launched on February 17, 2006. Revlon also announced that all of the 15,885,662 shares of Revlon, Inc. Class A common stock offered to shareholders (other than MacAndrews & Forbes Holdings Inc. and its affiliates ("M&F")) in the rights offering were fully subscribed for by the public shareholders at the $2.80 per share offering price.
    The Company indicated that there had been strong demand for the shares in the rights offering, noting that the public subscribers (not including M&F, which had previously agreed to acquire its pro-rata portion directly in a private placement from the Company) had sought to purchase approximately 40 million shares of Revlon Class A common stock, which was substantially in excess of the 15,885,662 shares offered to be sold to public shareholders in the rights offering.
    Commenting on the announcement, Revlon President and CEO Jack Stahl stated, "I am delighted with this demonstration of support by our shareholders, as the Company continues to make progress on taking the actions necessary to strengthen our business and capital structure for the future."
    Because the 15,885,662 shares were fully subscribed for by the public, M&F was not required, pursuant to its agreement to back stop the rights offering, to purchase any shares in excess of its pro-rata portion. Accordingly, M&F purchased a total of 23,400,052 shares of Revlon's Class A common stock at the same $2.80 per share price in a private placement directly from Revlon. These shares represented the number of shares that M&F would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the rights offering (which was approximately 60% of the shares offered in the rights offering). M&F, which is wholly-owned by Ronald O. Perelman, is Revlon's majority stockholder.
    As a result of these transactions, Revlon issued a total of 39,285,714 new shares of its Class A common stock, increasing the number of outstanding shares of Revlon's Class A common stock to 380,041,688 and increasing the total number of shares of common stock outstanding, including the Company's existing 31,250,000 shares of Class B common stock, to 411,291,688 shares. Following the completion of these transactions, M&F owns approximately 56% of Revlon's Class A common stock outstanding and approximately 60% of Revlon's total common stock outstanding, which shares represent approximately 76% of the combined voting power of such shares.
    The shares sold to M&F were sold in reliance on Rule 506 under the Securities Act of 1933, as amended. The issuance of shares to M&F was not registered under the Securities Act of 1933, as amended, and such shares may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.
    The Company also announced that, on April 21, 2006, Revlon Consumer Products Corporation ("RCPC"), Revlon's wholly-owned operating subsidiary, will redeem approximately $109.7 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2008 (the "Notes"), in satisfaction of the applicable requirements under RCPC's bank credit agreement, at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest up to, but not including, the redemption date.
    On March 22, 2006, a copy of the irrevocable notice of redemption was mailed to the record holders of the Notes being redeemed by U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, the trustee under the indenture governing the Notes.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. (the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including Revlon's plans to use the proceeds of the rights offering to redeem outstanding debt securities. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Current Reports on Form 8-K filed with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as difficulties, delays, unexpected costs or the Company's inability to consummate, in whole or in part, the proposed redemption of outstanding debt securities. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites shall not be considered a "free writing prospectus" under the SEC's Rule 405 of the Securities Act of 1933, as amended, unless specifically identified as such.

    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Scott Behles, 212-527-4718